Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 15, 2014, except for Notes 6, 7, and 28, as to which the date is March 31, 2016, with respect to the consolidated income statement and consolidated statements of comprehensive income, changes in equity, and cash flows of VimpelCom Ltd. for the year ended December 31, 2013, in Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 (File No. 333-196223) and related prospectus of VimpelCom Ltd. for the registration of 1,567,151,403 shares of its common stock.

/s/ Ernst & Young Accountants LLP

Amsterdam, The Netherlands

March 31, 2016